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                                                                    EXHIBIT XIII

                           LOAN AND SECURITY AGREEMENT

         This Loan and Security Agreement (the "Agreement") is made as of this 10th day of October, 2002, by and among Advanced Tissue Sciences, Inc., ATS Dermagraft, Inc., and ATS Orthopedics, Inc., as debtors and debtors-in-possession (collectively, "ATS" or the "Borrowers"), and Smith & Nephew SNATS, Inc. ("S&N") (S&N being sometimes hereinafter referred to as the "Lender").

                                    RECITALS

         A. WHEREAS, on October 10, 2002 (the "Petition Date"), each of the Borrowers filed with the United States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court") a voluntary petition for relief under Chapter 11 of the Bankruptcy Code;

         B. WHEREAS, S&N, T.J. Smith & Nephew Limited and the Borrowers are entering into an Asset and Equity Purchase Agreement (the "Purchase Agreement") pursuant to which S&N has agreed to acquire certain assets and Equity Interests (as herein defined) of the Borrowers (collectively, the "Assets") that are owned, held or used by the Borrowers in certain of their respective businesses, and to assume certain liabilities related to such businesses, subject to approval of the Purchase Agreement by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code (the "Asset Sale"); and pursuant thereto, ATS has agreed to use its commercially reasonable efforts to obtain (i) an order of the Bankruptcy Court approving the procedures which shall govern the notice, auction and sale of the Assets (as more particularly described herein, the "Sale Procedures Order") and (ii) an order of the Bankruptcy Court approving the sale of the Assets to S&N on the terms and conditions set forth in the Purchase Agreement (as more particularly described herein, the "Sale Order");

         C. WHEREAS, Borrowers require additional funds to maintain their operations until the Bankruptcy Court approves the Asset Sale and the Asset Sale is consummated in accordance with the Purchase Agreement; and

         D. WHEREAS, Lender is willing to make Loans to Borrowers to permit Borrowers to use loaned funds for its business operations for a period of time not to exceed the consummation of the Asset Sale.

             NOW THEREFORE, in consideration of the terms and conditions contained herein, and of all loans or extensions of credit made to or for the benefit of Borrowers by the Lender hereunder, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Borrowers and Lender, such parties hereby agree as follows:

             Section 1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

             "Agreement" shall have the meaning given to such term in the Preamble of this Agreement.

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             "Asset Sale" shall have the meaning ascribed to such term in
         Recital B.

             "Assets" shall have the meaning ascribed to such term in Recital B.

             "Bankruptcy Code" shall mean title 11 of the United States Code, 11 U.S.C.(S)(S)101 et seq., and each successor provision thereto.

             "Bankruptcy Court" shall have the meaning ascribed to such term in Recital A.

             "Borrowers" shall have the meaning ascribed to such term in the Preamble of this Agreement.

             "Borrowing Limit" shall mean $5,000,000 less the amount of any Milestone Payment(s).

             "Budget" shall have the meaning given to such term in Section 2.9.

             "Business" shall have the meaning given to such term in the Purchase Agreement.

             "Business Day" shall mean a day other than a Saturday, Sunday or legal holiday under the laws of the State of Delaware.

             "Case" shall mean the bankruptcy cases filed by the Borrowers in the Bankruptcy Court, identified as case nos. 02- ________ through 02-___________.

             "Collateral" shall have the meaning ascribed to such term in
         Section 4.1.

             "Default" shall mean any event or condition that with the passage of time or the giving of notice or both would become an Event of Default.

             "DIP Orders" shall mean the Interim DIP Order and the Final DIP Order.

             "Dollars" and the symbol "$" shall each mean and refer to Dollars of the United States of America.

             "Equity Interests" shall have the meaning given to such term in the Purchase Agreement.

             "Event of Default" shall mean the occurrence or existence of any one or more of the events described in Section 5.1.

             "Final DIP Order" shall mean an order of the Bankruptcy Court (in form and substance satisfactory to the Lender) approving the terms of this Agreement on an final basis.

             "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, division, regulatory body, department, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

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             "Initial Loan" shall mean the first loan made by the Lender to the
         Borrowers under this Agreement.

             "Interest Rate" shall mean a per annum rate equal to the lesser of 10% and the maximum rate permitted by law.

             "Interim DIP Order" shall mean an order of the Bankruptcy Court, [in the form of Exhibit A, with such modifications as may be approved by the Lender in its sole discretion,] approving the terms of this Agreement on an interim basis, pending a final hearing.

             "Lender" shall have the meaning set forth in the Preamble, and includes the successors and assigns of S&N.

             "Liabilities" shall mean the unpaid principal of and interest on the Loans and all other obligations (including but not limited to interest, fees, reimbursement of costs and expenses, attorneys fees, indemnities and other amounts) of the Borrowers to the Lender under this Agreement and any other Postpetition Loan Documents, including, without limitation, all of the Borrowers' payment and performance obligations, liabilities and indebtedness to the Lender.

             "Lien" shall mean any mortgage, pledge, hypothecation, deed of trust, assignment, deposit arrangement, lien (statutory or other), charge, option, right to purchase, right of first refusal, encumbrance or security interest of any kind, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement or any other preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing.

             "Loan" shall have the meaning given such term in Section 2.1(a).

             "Material Adverse Effect" shall have the meaning given to such term in Section 3.2(d).

             "Maturity Date" shall have the meaning given to such term in
         Section 2.6.

             "Milestone Payments" shall have the meaning given to such term in the Purchase Agreement.

             "Note" shall have the meaning given to such term in Section 2.5.

             "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, business trust, joint stock company, institution, entity, party or Governmental Authority (whether national, federal, state, provincial, county, city, municipal or otherwise).

             "Petition Date" shall have the meaning ascribed to such term in Recital A.

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             "Postpetition Loan Documents" shall mean this Agreement, the Note and all guarantees, mortgages, deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, certificates, acknowledgements, contracts, notices, financing statements and other documents, now or hereafter executed by or on behalf of the Borrowers and delivered to the Lender, in order to evidence the Loans and to perfect, preserve or support in any way the security interests provided for herein and in the DIP Orders or otherwise relating to the transaction contemplated hereby.

             "Purchase Agreement" shall have the meaning given to such term in Recital B.

             "Sale Order" shall mean a final, non-appealable order of the Bankruptcy Court (in form and substance reasonably satisfactory to the Lender) approving the Asset Sale to S&N in accordance with terms of the Purchase Agreement.

             "Sale Procedures Order" means a final, non-appealable order of the Bankruptcy Court setting forth the procedures for the auction and sale of the Assets and making provision for the payment of a termination fee to S&N in the event the Asset Sale is not consummated with S&N, in accordance with the Purchase Agreement.

                                   ARTICLE II

                           LOANS AND INTEREST; BUDGETS

             Section 2.1. Loans.

             (a) Upon the terms and subject to the conditions set forth herein, including but not limited to the conditions precedent set forth in Section 3.1, the Lender shall make periodic advances to the Borrowers, each such advance in the amount specified in the Budget for the applicable calendar two (2) week period (collectively, the "Loans," and individually, a "Loan"). Subject to the foregoing, (a) the Initial Loan shall be made on the first Business Day after the first DIP Order is entered and (b) the subsequent Loans shall be made as provided in Section 2.2; provided, that the aggregate principal amount of the Loans made shall not exceed the Borrowing Limit.

             (b) So long as any Liabilities remain outstanding and unpaid or any other amount is owing to the Lender hereunder or the Lender has any obligation to make any Loan hereunder (i) the Lender shall the have the right to audit the Borrowers' books and records during normal business hours to ensure that the Borrowers' expenditures are in accordance with the Budget, and the Borrowers shall cooperate with and assist the Lender in performing such audit; and (ii) on or prior to the last day of each two (2) week period described in Section 2.2, the Borrowers shall provide to the Lender a two (2) week report, showing the Borrowers' cash expenditures against the expenses set forth in the Budget during the two (2) week period and the outstanding cash balances during the two (2) week period.

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             Section 2.2. Making the Loans. Each Loan made by the Lender hereunder after the funding of the Initial Loan will be made on a bi-weekly basis, and be funded on the same day of the week as the Initial Loan (or the following Business Day if such date is a legal holiday). In the event that any Milestone Payment becomes due and owing by the Lender, (i) the Lender shall be entitled to set off the amount of any Milestone Payment in accordance with
Section 2.8, and (ii) if after setoff the remaining amount of a Milestone Payment is paid to the Borrowers, the Lender shall have no obligation to make any further Loans to Borrowers unless and until the Loans scheduled to be advanced in accordance with the Budget exceed the amount of the Milestone Payment received by the Borrowers. In no event is the Lender obligated to make Loans in excess of the Borrowing Limit.

             Section 2.3. Use of Proceeds. The proceeds of the Loans shall be used solely to pay those expenses in the amounts set forth in the Budget, and for the period of time covered by the Budget. The proceeds may also be used to pay reasonable fees and expenses of professionals and trustees fees incurred in connection with the Case. If the Borrowers wish to make an expenditure not provided for in or otherwise in accordance with the Budget, the Borrowers must notify the Lender (in accordance with Section 6.2) of its request to make such expenditure and must receive approval from the Lender before making such expenditure. The Lender may respond within three (3) Business Days of receiving such notice from the Borrowers. If the Lender fails to respond within three (3) Business Days, the Borrowers' request to make such expenditure shall be deemed denied by the Lender.

             Section 2.4. Interest and Fees.

             (a) The Borrowers shall pay to the Lender interest at the Interest Rate on (i) the outstanding principal balance of each Loan from the date made until the date repaid, and (ii) to the extent permitted by applicable law, all accrued and unpaid interest, fees and other amounts payable to the Lender hereunder or under the other Postpetition Loan Documents from the date payable until paid. Interest will be computed on the basis of the actual number of days and a year of 365/366 days. In no event shall the Interest Rate exceed the maximum rate of interest permitted by law.

             (b) Following the occurrence of an Event of Default (provided that such Event of Default is not timely cured, to the extent curable hereunder, or waived by the Lender), the Borrowers shall pay to the Lender interest on the Liabilities at a per annum rate equal to the Interest Rate plus three percent (3.0%) (in lieu of the interest payment under subsection (a) above). In no event shall the Interest Rate in the Event of Default exceed the maximum rate of interest permitted by law.

             Section 2.5. Promissory Note. The Loans shall be evidenced by a promissory note (the "Note") duly executed by the Borrowers, dated the date of the Initial Loan, in the form attached hereto as Exhibit B, payable to the order of the Lender. The Lender shall endorse the date and amount of each Loan on the schedule included in the Note, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that failure to make such endorsement shall not in any manner relieve the Borrowers of their obligations to repay any Loans and to pay interest, fees or any other Liabilities, as provided under this Agreement and the other Postpetition Loan Documents.

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          Section 2.6. Payment Dates and Maturity Date.

          (a) The "Maturity Date" is the earlier of (i) seventy-five (75) days from the Petition Date, or (ii) the date on which there is an Event of Default under this Agreement; provided, however, that the Lender, in its sole and absolute discretion, may elect to extend the Maturity Date at any time.

          (b) On the Maturity Date, the outstanding principal balance of each Loan, and all interest on such principal balance accrued but unpaid hereunder, and all other outstanding Liabilities, shall become due and payable immediately (without demand by the Lender or setoff by the Borrowers).

          (c) If the Sale Order is entered by the Bankruptcy Court and the Asset Sale is consummated on or prior to the Maturity Date, (i) the Liabilities (excluding any interest) and any Milestone Payments received by the Borrowers will be credited against and deducted from the purchase price paid by S&N pursuant to the Purchase Agreement in accordance with Section 363(k) of the Bankruptcy Code and Sections 3.1(b) of the Purchase Agreement, and (ii) all accrued but unpaid interest on the Loans shall be forgiven by S&N.

          Section 2.7. Application of Payments. Except as provided in Section 2.6(c), all payments of the Borrowers shall be made pursuant to the terms of this Agreement and shall be applied to satisfy the Liabilities in the following order: (unless the Lender, in its discretion elects otherwise) first, to pay interest on the outstanding Loans; second, to pay principal on the outstanding Loans; third, to pay any fees, costs or expense reimbursements due to the Lender; and fourth, to pay any other Liabilities.

          Section 2.8. Setoff By Lender. Notwithstanding anything to the contrary contained herein, including, without limitation, the application of payments set forth in Section 2.7, the Lender shall have the right to set off the Borrowers' Liabilities against any Milestone Payment or other amounts due and owing from the Lender to the Borrowers, whether due and owing prior to the Petition Date, now or at any time in the future.

          Section 2.9. Budget. Attached hereto as Exhibit C is the consolidated budget of the Borrowers (the "Budget"), which has been approved by the Lender in its sole discretion reflecting on a line-item basis anticipated bi-weekly cash receipts and expenditures of the Borrowers for the 75-day period commencing on the Petition Date.

          Section 2.10. Mandatory Prepayments. If the Borrowers disposes of any Collateral outside of the ordinary course of business without the prior express written approval of the Lender (which may be withheld in the Lender's sole discretion) and the Bankruptcy Court, all proceeds of such disposition shall promptly be paid to the Lender upon receipt by the Borrowers and until so paid shall be segregated and held in trust for the benefit of the Lender. The provisions of this Section 2.10 are not a consent, express or implied, to the disposition of any Collateral of the Borrowers in breach of the provisions of
Section 4.3 or any other provisions of this Agreement, the other Postpetition Loan Documents, the Purchase Agreement or either

DIP Order. The Borrowers may prepay the Liabilities, in whole or in part, at any time or from time to time without premium or penalty.

                                   ARTICLE III

              CONDITIONS OF LENDING; REPRESENTATIONS AND WARRANTIES

          Section 3.1. Conditions Precedent to the Loans. The making of any Loan hereunder shall be subject to the following conditions precedent, to the extent not waived in writing by the Lender:

          (a) The Lender's receipt, on or before the date of the Initial Loan, of all of the following, each fully executed and satisfactory in form and substance to the Lender in it's sole discretion:

               (i)   this Agreement;

               (ii)  the Note; and

               (iii) any other Postpetition Loan Documents, papers, instruments and documents as the Lender may reasonably request (each in a form reasonably satisfactory to Borrowers).

          (b) Each of the documents listed in paragraph (a) above shall be in full force and effect and the Borrowers shall have performed or observed each of its covenants and agreements contained therein and no default shall exist thereunder.

          (c) At least one of the DIP Orders shall have been entered in the Case, and neither of the DIP Orders, nor the Borrowers' Liabilities and the Lender's rights and remedies thereunder, shall have been reversed, stayed, vacated, amended, modified or otherwise impaired (except for the replacement of the Interim DIP Order by the Final DIP Order).

          (d) No Default or Event of Default shall have occurred and be continuing or shall result from the making of the requested Loan.

          (e) The absence of any event which would allow S&N to terminate this Agreement or the Purchase Agreement, including any default (after any applicable notice and cure periods) by the Borrowers under the Purchase Agreement.

          (f) Each of the representations and warranties made by the Borrowers in this Agreement, the other Postpetition Loan Documents and the Purchase Agreement shall be true and correct, in all materials respects, when made and at the time of making the Loans.

          (g) Borrowers shall have performed or observed, in all material respects, each of its covenants and agreements contained in this Agreement and the Asset Purchase Agreement.

          (h) The principal amount of the Loan to be made, together with the original principal amount of all Loans that have previously been made, shall not exceed the Borrowing Limit or the Budget.

          (i) The Borrowers are continuing to operate their business and manage their properties as a debtors-in-possession under Chapter 11 of the Bankruptcy Code in the Case and in accordance with the Budget.

          (j)  The Maturity Date has not occurred.

          (k)  There does not exist any Material Adverse Effect.

The acceptance by the Borrowers of the proceeds of a Loan shall constitute a representation and warranty by the Borrowers that each of the foregoing conditions precedent has been satisfied with respect to such Loan.

          Section 3.2. Representations and Warranties. To induce the Lender to make the Loans as provided for herein, the Borrowers make the following representations and warranties to the Lender, each and all of which shall survive the execution and delivery of this Agreement, the other Postpetition Loan Documents, the Purchase Agreement and the making of any Loan, and each and all of which shall be true on the date hereof and on the date each Loan is made:

          (a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect. Each Borrower has full corporate power and authority to enter into this Agreement and to own or lease and to operate and use the Collateral owned, leased, operated or used by it;

          (b) The execution, delivery and performance by the Borrowers of the Postpetition Loan Documents and all instruments and documents to be delivered by the Borrowers hereunder and thereunder and the creation of all liens and security interests provided for herein and therein: (i) are within the Borrowers' corporate power and authority and the Borrowers have the legal right to execute, deliver and perform such agreements; (ii) have been, or by the date of the Initial Loan will be, duly authorized by the Court ; (iii) have been, or by the date of the Initial Loan will be, duly authorized by all necessary or proper corporate action; (iv) are not in contravention of any provision of the Borrowers' certificate of incorporation or by-laws; (v) will not violate any law or regulation or any order or decree of any court or other Governmental Authority; (vi) do not require the consent or approval of or require any notice to or filing with or other act by or in respect of any Person (except such consents or approvals as have been obtained, or notices or filings or other actions that have been made, in each case remaining in full force and effect); and (vii) will not violate or result in, require or permit the imposition of any Lien under any agreement to which any Borrower is a party or to which the Borrowers or any of their properties are subject;

          (c) The Postpetition Loan Documents have been, or in the case of Postpetition Loan Documents other than this Agreement and the Note, will be, duly executed and delivered by the Borrowers, and upon execution and delivery shall constitute legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms;

          (d) There is no fact, condition, change or event that could reasonably be expected to, individually or in the aggregate, materially and adversely affect the Equity Interests, the Assets or the operations, financial condition or prospects of the Business, taken as a whole, except to the extent that any such fact, condition, change or event results from or arises out of (i) changes in general economic conditions, or (ii) changes affecting the industry in which the Business operates generally ("Material Adverse Effect");

          (e) The security interest and liens granted to Lender pursuant to the Interim DIP Order and Final DIP Order and the Postpetition Loan Documents will be (and, except as set forth in Schedule 3.2 (e) identifying encumbered Collateral) first-priority security interests and liens in and to the Collateral;

          (f) The Borrowers own all of the Collateral and have good and valid leasehold interests in all real property subject to all of their leases, and have good and marketable title to, or valid leasehold interests in or licenses to use, all of their other properties and assets, and none of the properties and assets of the Borrowers are subject to any Liens (except as set forth in Schedule 3.2(e)); and the Borrowers have received all deeds, assignments, waivers, consents, non-disturbance and recognition of similar agreements, bills of sale and other documents, and duly effected all recordings, filings, registrations and other actions, necessary to establish, protect and perfect in all material respects the Borrowers' right, title and interest in and to all such property;

          (g) None of the Borrowers is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended;

          (h) No person or entity other than the Borrowers, including, without limitation, Segenix, Inc. or BioNuvia, Inc., shall use or be entitled to use any proceeds of the Loans advanced under this Agreement; and

          (i) Neither Segenix, Inc. or BioNuvia, Inc. own or hold any material tangible assets or property.

                                   ARTICLE IV

                             COLLATERAL; COVENANTS

          Section 4.1. Security Interest. To secure payment and performance of the Liabilities, whether now existing or hereafter incurred, whether direct or indirect, absolute or contingent, due or to become due, and based on the authorization of the DIP Orders, the Borrowers hereby grant to the Lender, pursuant to Section 364(c) of the Bankruptcy Code, a valid, perfected and enforceable security interest in and lien upon all property of the Borrowers or their bankruptcy estates of any kind or nature whatsoever, whether now existing or hereafter acquired or arising, including, but not limited to, all accounts, chattel paper, contracts, contract rights, general intangibles (including all intellectual property and all rights, registrations and applications relating thereto), goods, equipment, inventory, vehicles, instruments, documents, investment property, deposit accounts, books and records (in whatever form maintained), leasehold interest and tenancies (and all rights relating thereto) relating to any real or personal property occupied or used by the Borrowers and all collateral security, letters of credit and guarantees given by any Person with respect to any of the foregoing, and all proceeds (whether cash or non-cash), rents, lease or license payments, products or profits of the foregoing (collectively, the "Collateral"). The liens and security interests granted to the Lender in the Collateral shall be first-priority as to all property of the Borrowers that is unencumbered and junior in priority as to all property of the Borrowers that is subject to a lien. Additionally, the security interest in the Collateral shall be subject to the "Carveout" as such term is defined in the DIP Orders. The Carveout is not to exceed $300,000, exclusive of any prepetition retainer provided by the Borrowers' to their bankruptcy counsel or other professionals. The Lien and security interest granted herein, pursuant to Sections 364(c)(1), (2), and (3) of the Bankruptcy Code and the DIP Orders, shall at all times be a valid, choate, perfected and enforceable security interest without any further action by the Borrowers or the Lender.

          Section 4.2. Preservation of Collateral and Perfection of Security Interests Therein; Further Assurances. The Borrowers agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, financing statements and other documents (at the sole cost and expense of the Borrowers) as the Lender may at any time reasonably request in connection with the creation, perfection, administration or enforcement of this Agreement and the other Postpetition Loan Documents (including, without limitation, to aid the Lender in the sale of all or any part of the Collateral after an Event of Default) or related to the Collateral or any part thereof, or to give any necessary or desirable notice of the Lien and security interest in the Collateral granted by this Agreement or in order better to assure and confirm to the Lender its rights, powers and remedies hereunder and under the DIP Orders. Should the Borrowers fail to do any of the foregoing, the Lender is authorized to sign any such financing statements and other documents and to take any other appropriate actions as the agent and attorney-in-fact of the Borrowers (which power is coupled with an interest and shall be irrevocable), and any expenses incurred by the Lender in connection therewith shall be reimbursed by the Borrowers. The Borrowers further agree (i) to seek such orders from the Bankruptcy Court as the Lender may reasonably request to accomplish the foregoing, and (ii) that, to the extent permitted by law, a carbon, photographic, facsimile copy or

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

other reproduction of this Agreement or of a financing statement shall be sufficient and may be recorded as a financing statement.

          Section 4.3. Disposition of Collateral. Notwithstanding any other provision of this Agreement or any of the other Postpetition Loan Documents, the Borrowers may not dispose of any right, title or interest of the Borrowers in any of the Collateral without the prior express written consent of the Lender (which consent may be withheld in the Lender's sole discretion) and the Bankruptcy Court. This provision shall not limit the expenditure of funds (including but not limited to cash proceeds of collection of accounts receivable) by the Borrowers in accordance with the Budget.

          Section 4.4. Other Covenants.

          (a) Affirmative Covenants. So long as any Liabilities remain outstanding and unpaid or any other amount is owing to the Lender hereunder or the Lender has any obligation to make any Loan hereunder, each Borrower shall:

               (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

               (ii) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business.

               (iii) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities and, as reasonably requested by the Lender, permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and condition of the Borrowers with its officers and employees and with its accountants.

               (iv) Promptly give notice to the Lender, after becoming aware of:

                    (A) the occurrence of any Default or Event of Default;

                    (B) any litigation or proceeding affecting the Borrowers (i)
               in which the amount involved is $100,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to this Agreement, the other Postpetition Loan Documents, either of the DIP Orders or any of the transactions contemplated hereby or thereby; and

                      (C) any development or event that has had or could
             reasonably be expected to have a Material Adverse Effect.

                 Each notice pursuant to this paragraph (a)(iv) shall be accompanied by a statement of a corporate officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

                 (v) The Borrowers will defend any Lien granted to the Lender in the Collateral against claims and demands of all Persons whomsoever.

          (b) Negative Covenants. So long as any Liabilities remain outstanding and unpaid or any other amount is owing to the Lender hereunder or the Lender has any obligation to make any Loan hereunder, the Borrowers shall not directly or indirectly:

                 (i) Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property or business.

                 (ii) Make or commit to make any expenditures in excess of the amounts or for purposes other than those shown on the Budget (whether from funds from the Loans or other funds of the Borrowers).

          Section 4.5. Automatic Stay Not Applicable. The exercise of any right or remedy available to the Lender (whether under this Agreement, any other Postpetition Loan Document, applicable law or otherwise), whether before or after the occurrence of any Default or Event of Default, shall not be subject to the "automatic stay" under Section 362 of the Bankruptcy Code.

                                    ARTICLE V

                                DEFAULT; REMEDIES

          Section 5.1. Events of Default. Any one of the following events shall constitute an "Event of Default" under this Agreement:

          (a) Failure by the Borrowers to pay in cash the principal amount of any of the Loans or any Liabilities when due and payable.

          (b) Failure by the Borrowers to pay in cash any interest, fee or other sum due from Borrowers to the Lender hereunder, under any other Postpetition Loan Document, under either of the DIP Orders or otherwise, which failure remains uncured for two (2) Business Days after such amount becomes due and payable.

          (c) Any representation or warranty now or hereafter made by the Borrowers herein or in connection with this Agreement, any of the other Postpetition Loan

     Documents, either of the DIP Orders or the Purchase Agreement shall prove to have been incorrect in any material respect.

          (d) Failure by the Borrowers to timely perform or observe any covenant, condition or agreement contained in this Agreement, any of the other Postpetition Loan Documents, either of the DIP Orders or the Purchase Agreement, which failure remains uncured for five (5) calendar days after the Lender provides notice of such failure.

          (e) The filing of a motion by the Borrowers or the entry of an order (upon motion of a party other than the Borrowers) for dismissal of the Case or for conversion of the Case to a case under Chapter 7 of the Bankruptcy Code (or a similar provision of otherwise applicable law).

          (f) The filing of a motion by the Borrowers or the entry of an order (upon a motion of a party other than the Borrowers) for the appointment of or confirming the election of a trustee or of an examiner with powers exceeding those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code.

          (g) The Borrowers voluntarily or involuntarily dissolve or are dissolved, terminate or are terminated.

          (h) The Bankruptcy Court shall have declined to enter the Sale Procedures Order or a similar order in a form and substance acceptable to the Lenders.

          (i) The Sale Procedures Order (or other similar order in a form and substance acceptable to the Lender) shall not have been entered by the Bankruptcy Court on or prior to thirty-five (35) days of the Petition Date.

          (j) The Sale Order shall not have been entered by the Bankruptcy Court on or prior to sixty (60) days from the Petition Date.

          (k) The Bankruptcy Court shall schedule a hearing to approve the sale of the Assets to S&N to occur on a date more than sixty (60) days from the Petition Date.

          (l) The entry of an order by the Bankruptcy Court approving the sale of the Assets to any entity or person other than S&N or its affiliates or subsidiaries.

          (m) Any Postpetition Loan Document shall cease for any reason to be in full force and effect (or the Borrowers shall so assert in writing) or the reversal, stay vacation or modification, without the Lender's consent (which the Lender may withhold in its sole discretion), of either of the DIP Orders or any other impairment of either of the DIP Orders or of the Borrowers' obligations or the Lender's rights and remedies thereunder or under any of the other Postpetition Loan Documents or the Purchase Agreement.

          (n) After entry of either of the DIP Orders, any of the Postpetition Loan Documents, or any Lien granted thereunder or under either of the DIP Orders, shall terminate, cease to be effective or cease to be the legal, valid, binding and enforceable obligation of the Borrowers thereunder or to be of first priority (or junior priority with respect to encumbered Collateral), as the case may be, (ii) the Borrowers shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature, enforceability or priority; or (iii) any lien or security interest or priority claim securing any of the Liabilities shall, except as otherwise provided in the DIP Orders, cease to be effective and to be of first priority (or junior priority with respect to encumbered Collateral).

          (o) (i) The entry of an order (a) under Section 105 of the Bankruptcy Code, or otherwise, restraining the Lender from the enforcement of its rights and remedies under the DIP Orders or the Postpetition Loan Documents; (b) authorizing the grant of any administrative priority senior to, or on a parity with, the priority accorded the Lender under the DIP Orders, whether under Sections 364, 503 or 507 of the Bankruptcy Code or otherwise, except as permitted in the DIP Orders; (c) granting another party relief from the stay to enforce its liens or claims as to any of the Collateral if such Collateral exceeds a value of $10,000 individually or $50,000 in the aggregate; or (d) approving a charge against Lender or the Collateral under Section 506(c) of the Bankruptcy Code; or (ii) the filing of a motion or commencement of an action by the Borrowers seeking any form of relief described in clauses (i)(a)-(d) of this paragraph.

          (p) The filing by the Borrowers of, or the entry of an order approving, any sale motion or plan of reorganization or liquidation in the Case, providing for the sale of the Assets other than in accordance with the terms of the Purchase Agreement.

          (q) The Final DIP Order shall not have been entered within thirty (30) days of date of the entry of the Interim DIP Order.

          (r) The Borrowers shall perform or fail to perform any act that results in a material violation of any provision of either of the DIP Orders.

          (s) Failure by the Borrowers to pay over proceeds of Collateral as required by Section 2.10.

          (t) Termination of the Purchase Agreement.

          (u) The occurrence of any Material Adverse Effect at any time prior to the Maturity Date, including, but not limited to, the loss of personnel or the loss of federal or state regulatory approvals and/or licenses materially affecting the value of the Collateral or the ability of the Borrowers' to operate their respective businesses.

          Section 5.2. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, by written notice to the Borrowers, (i) declare the Loans, all interest thereon and all other Liabilities to be forthwith due and payable, whereupon the Loans, all such interest and all such other Liabilities shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrowers, and (ii) exercise all or any of its rights under the Postpetition Loan Documents, the DIP Orders, or of a secured party under the Uniform Commercial Code or under applicable law, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law. Notwithstanding anything in the foregoing to the contrary, upon the occurrence of any Event of Default described in Sections 5.1(e), (f) and (g), the Liabilities shall become automatically due and payable, without the requirement of giving of any notice to the Borrowers.

          Section 5.3. Sale or Other Disposition of Collateral by the Lender. Upon the occurrence and during the continuance of an Event of Default, subject to Part 5 of Article 9 of the Uniform Commercial Code, the Lender may (i) retain the Collateral in satisfaction of the Liabilities hereunder or (ii) sell and deliver any Collateral at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as the Lender deems advisable in its reasonable discretion, and, if the Lender deems it reasonable, the Lender may postpone or adjourn any sale of the Collateral by an announcement at the time and place of such sale, or any adjourned or postponed sale, without giving an additional notice of sale. Any notice required to be given by the Lender of a sale or other disposition or other intended action by the Lender with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to the Borrowers at the address specified in Section 6.2, at least five (5) Business Days prior to such proposed action, shall constitute fair and reasonable notice to the Borrowers of any such action. The net proceeds realized by the Lender upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale or lease, selling or the like and the reasonable attorneys' fees and legal expenses incurred by the Lender in connection therewith, shall be applied toward satisfaction of the Liabilities in the order set forth in Section 2.7. The Lender shall account to the Borrowers for any surplus realized upon such retention, sale or other disposition, and the Borrowers shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Lender's security interest in the Collateral until the Liabilities are fully paid.

          Section 5.4. Waivers. The Borrowers waive any right to require the Lender to (i) proceed against any other Person, (ii) proceed against or exhaust any Collateral, (iii) pursue any other remedy in the Lender's power, or (iv) make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any obligations or evidence of indebtedness which constitute in whole or in part the Liabilities (other than any notices expressly provided for in this Agreement). The Borrowers further waive any right (v) to commence any action under Section 105 of the Bankruptcy Code or otherwise, seeking to restrain the Lender from the enforcement and exercise of its rights and remedies under the Postpetition Loan Documents and/or either of the DIP Orders (provided, however, that this clause (v) shall not limit the right of the Borrowers to commence an action to determine whether the Lender has the right to enforce its rights and remedies under the terms of the Postpetition Loan Documents and/or either of the DIP Orders); (w) except as specifically permitted in this Agreement, to sell, lease, sublease, license or sublicense any of the Collateral; (x) to attempt to recover from the Lender under Section 506(c) of the Bankruptcy Code; (y) to seek relief under Section 552(b) of the Bankruptcy Code; (v) to seek authorization to grant any administrative priority senior to, or on a parity with, the priority accorded the Lender under the

DIP Orders, whether under Sections 364, 503 or 507 of the Bankruptcy Code or otherwise (with the exception of the "Carveout" as such term is defined in the DIP Orders); or (z) through a plan of reorganization or otherwise, to seek authorization to do anything other than pay all of the Liabilities on the Maturity Date. In addition, the Borrowers waive any right to seek to modify, vacate or amend either of the DIP Orders absent the prior written consent of the Lender (which the Lender may withhold in its sole discretion).

         Section 5.6. Limitations. The obligation of the Lender with respect to the Collateral shall be strictly limited to the duty to exercise reasonable care in the custody of Collateral in its possession. The Lender has no duty to the Borrowers or any other Person (i) to take any steps necessary to preserve the rights of the Borrowers against any Person or to initiate any action to protect against the possibility of a decline in the market value of the Collateral, (ii) to take any action with respect to the Collateral requested by the Borrowers, or
(iii) to take any other action to preserve, protect or defend any right, title or interest of the Borrowers, the Lender or any other Person with respect thereto or to preserve any value thereof.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1. Amendments, etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 6.2. Notices. All notices and other communications provided for hereunder (unless otherwise specifically provided herein) shall be in writing (including telecopy transmission) and mailed by registered mail, return receipt requested, or telecopied, hand delivered, or sent via nationally-recognized overnight courier service, if to the Borrowers, Advanced Tissue Services, Inc., 10933 North Torrey Pines Road, La Jolla, California 92037, attn.: Mr. Mark Gergen, facsimile number (858) 713-7400, with a copy to Craig H. Millet, Esq., Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614-8557, facsimile number (949) 475-4651, and if to Lender, Smith & Nephew SNATS, Inc., c/o Smith & Nephew plc, 15 Adam Street, London, England WC2 N 6LA, United Kingdom, attn: Mr. Peter Huntley, facsimile number 011 44 207 930 3426, with a copy to Perry L. Landsberg, Esq., Sidley Austin Brown & Wood, LLP, 555 W. Fifth Street, Los Angeles, California 90013, facsimile number (213) 896-6600. All such notices and communications shall be effective three (3) Business Days after depositing such notice in the mails (if mailed), upon receipt of electronic confirmation (if telecopied), upon receipt (if hand delivered), and one (1) Business Day after delivery to the courier service (if sent via overnight courier).

         Section 6.3. No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise, and no delay in exercising any right hereunder, or under any of the other Postpetition Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, under any other Postpetition Loan Document, under either DIP

Order or under applicable law preclude any other or further exercise thereof or the exercise of any other right. No waiver of any Default or Event of Default shall be deemed a waiver of any other Default or Event of Default. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 6.4. Costs, Expenses and Taxes. The Lender shall be reimbursed by Borrowers, without further motion to or hearing by the Bankruptcy Court, for all costs and expenses (including, without limitation, all filing and recording fees and taxes, reasonable attorneys' and paralegals' fees and expenses, and out-of-pocket audit expenses) incurred by the Lender in connection with: (i) the negotiation, preparation, execution and delivery of the DIP Orders, the Postpetition Loan Documents and the Motion (as such term is defined in the DIP Orders) and related orders, instruments, documents, and agreements (including without limitation, this Agreement and the other Postpetition Loan Documents), and any amendment, supplement or modification of the terms thereof, or any waiver or consent thereunder or in respect thereof, and the consummation of the transactions contemplated hereby and thereby, provided that any such costs and expenses incurred under this subsection (i) prior to the entry of the Interim DIP Order shall not exceed $25,000; (ii) the monitoring, enforcement, preservation and protection of the Lender's rights hereunder and under the other Postpetition Loan Documents and the DIP Orders (including, without limitation, the perfection of the Lender's security interest in the Collateral); (iii) the collection of all Loans and other Liabilities by the Lender; (iv) the defense of any claim or action asserted or brought against the Lender by any Person (including the Borrowers) that arises from or relates to the Postpetition Loan Documents, the DIP Orders, the Lender's claims against the Borrowers or any and all matters in connection therewith; (v) the commencement or defense of, or intervention in any court proceeding with respect to, matters referred to in the DIP Orders; (vi) the filing of any petition, complaint, answer, motion, or other pleading, or taking of any other similar action, with respect to the Collateral;
(vii) the protection, collection, lease, license, sale, taking possession of, or liquidation or other disposition of any of the Collateral or the Lender's interest therein; (viii) any attempt to enforce any Lien on or security interest in any of the Collateral; or (ix) the receipt of any advice with respect to any of the foregoing. In addition, the Borrowers agree to pay, indemnify and hold the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including reasonable attorneys' and paralegals' fees and expenses) relating to or in any way arising out of (w) any and all recording and filing fees and any and all liabilities with respect to stamp, excise and other taxes, if any, which may be payable or determined to be payable by the Borrowers in connection with the execution and delivery of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the DIP Orders, this Agreement, the other Postpetition Loan Documents and any other similar orders, agreements, instruments and documents,
(x) the Lender's possession, use, operation or control of the Borrowers' assets resulting from its enforcement of rights hereunder, under the other Postpetition Loan Documents or under either of the DIP Orders or under applicable law, except those resulting from the Lender's gross negligence or willful misconduct, (y) the Borrowers' license fees, bonding premiums and related taxes and charges, and
(z) the Borrowers' real and personal property taxes, assessments and charges and all of the Borrowers' franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrowers, or payable by the Borrowers. All of the foregoing costs, expenses, taxes, claims, demands, liabilities, losses, damages and penalties shall be added to and become part of the Liabilities hereunder, and shall be payable in accordance with Section 2.6.

         Section 6.5. Successors and Assigns; Binding Effect; Governing Law; Severability. This Agreement shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder and under the other Postpetition Loan Documents or any interest herein or therein without the prior written consent of the Lender. The Lender, at its sole option, shall have the right to assign this Agreement, the Note and the other Postpetition Loan Documents and any of its rights and interests hereunder and thereunder. This Agreement and the Note shall be governed by, and construed in accordance with, the laws (other than conflicts of law provisions) of the State of Delaware. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 6.6. Jurisdiction. THE BORROWERS AND THE LENDER CONSENT TO THE JURISDICTION OF THE BANKRUPTCY COURT, AND THE BANKRUPTCY COURT SHALL RETAIN EXCLUSIVE JURISDICTION TO ENFORCE, INTERPRET OR RESOLVE DISPUTES ARISING UNDER THIS AGREEMENT.

         Section 6.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

         Section 6.8. Headings. Section and Article headings in the Postpetition Loan Documents are for the convenience of reference only and shall not govern the interpretation of any provision of the Postpetition Loan Documents.

         Section 6.9. Time. Time is of the essence under this Agreement and the other Postpetition Loan Documents and the DIP Orders.

         Section 6.10. Merger. This Agreement, the other Postpetition Loan Documents and the DIP Orders integrate all terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect of the subject matter hereof. In the event of any conflict between the terms, covenants, conditions and provisions of this Agreement and the other Postpetition Loan Documents, the terms, covenants, conditions and provisions of this Agreement shall prevail; provided, however, in the event the terms of this Agreement or any of the other Postpetition Loan Documents conflict with terms of either of the DIP Orders, the terms of the relevant DIP Order shall prevail.

         Section 6.12. No Off-Set. The Borrowers shall not, under any circumstances, fail or delay to perform (or resist the enforcement of) any of their obligations to the Lender in connection with the Postpetition Loan Documents or the DIP Orders because of any alleged offsetting claim or cause of action against the Lender or any indebtedness or obligation of the Lender. The Borrowers further waive any rights which they might otherwise have (if any) to require a marshalling of any security by the Lender or to direct the order in which the Lender pursues its remedies or rights with respect to any of its security.

         Section 6.13. Term; Effectiveness. This Agreement shall become effective upon entry of (and in accordance with) the DIP Orders and shall terminate upon the Maturity Date. Notwithstanding any such termination, until all Liabilities have been paid and satisfied in full, the Lender shall retain all rights and remedies hereunder, under the other Postpetition Loan Documents and under the DIP Orders (including, without limitation, all rights to Collateral granted hereunder and thereunder and all rights of indemnification pursuant to Section 6.4.)

         Section 6.14. Relationship. The relationship of the Borrowers and the Lender under the Postpetition Loan Documents is, and shall at all times remain, solely that of a borrower and debtor, on the one hand, and a lender and secured party, on the other hand.

         Section 6.15. Third Party Beneficiaries. In making decisions to advance Loans to the Borrowers, in administering any such Loans, or in taking any other actions reasonably related to the DIP Orders, this Agreement, or the other Postpetition Loan Documents, the Lender shall have no liability to any third party (including creditors of the Borrowers), and no such third parties are intended to be or shall be deemed to be third party beneficiaries of the provisions of the DIP Orders, this Agreement or the other Postpetition Loan Documents.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Advanced Tissue Sciences, Inc.,                Smith & Nephew SNATS, Inc.,
ATS Dermagraft, Inc., and
ATS Orthopedics, Inc., collectively and
on behalf of each,


By: /s/ Arthur Benvenuto               By: /s/ Robert A. Lucas
    ------------------------               -----------------------
   Name: Arthur Benvenuto                  Name: Robert A. Lucas
   Title:                                  Title: Assistant Secretary

                                    EXHIBIT A

                                       to

                           LOAN AND SECURITY AGREEMENT

                             [INTENTIONALLY OMITTED]

                                    EXHIBIT B

                                       to

                           LOAN AND SECURITY AGREEMENT

                                  FORM OF NOTE

         Advanced Tissue Sciences, Inc., ATS Dermagraft, Inc., and ATS Orthopedics, Inc. (collectively, "Borrowers") hereby promise, jointly and severally, to pay to the order of Smith & Nephew SNATS, Inc. ("S&N") the following amounts of principal together with any interest accrued thereon at the Interest Rate or any other applicable interest rate on the dates specified below:

Principal Amount Advanced           Date Advanced           Endorsement
-------------------------           -------------           -----------








This is the Note referred to in, governed by the terms of and secured as provided in that certain Loan and Security Agreement dated as of October ___, 2002 (the "Loan and Security Agreement") executed by and between the Borrowers and S&N, the terms and provisions of which are incorporated by reference as if set forth in full herein. All capitalized terms not defined herein shall have the meanings attributed to them in the Loan and Security Agreement. If anything in this Note should conflict in any way with any of the terms, conditions or provisions of the Loan and Security Agreement, the Loan and Security Agreement shall in all respects control.

     Advanced Tissue Sciences, Inc.
     ATS Dermagraft, Inc.
     ATS Orthopedics, Inc.

By:___________________________
   Name:
   Title:

                                    EXHIBIT C

                                       to

                           LOAN AND SECURITY AGREEMENT

                                     BUDGET


                            [INTENTIONALLY OMITTED]